Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333‑154252, 333‑222513, 333‑228789, 333‑231489, 333‑238218, 333‑264877 and 333‑266791) on Form S‑8 and the Registration Statements (No. 333-271891 and 333-270606) on Form S-3 of Veru Inc. of our report dated December 8, 2023, except for the restatement described in Notes 18 and 19 to the 2023 financial statements, as to which the date is April 1, 2024, relating to the consolidated financial statements of Veru Inc., appearing in this Annual Report on Form 10‑K of Veru Inc. for the year ended September 30, 2024.

/s/ RSM US LLP

Chicago, Illinois

December 16, 2024